EXHIBIT 99

Press Release

EVCARCO, Inc. (OTCBB: EVCA) (OTCQB: EVCA) announced today that Executive Vice President, Walter Speck, acquired a controlling interest in our Company whereby he purchased 7,000,000 shares of our Class B Convertible Preferred Stock from our CFO and former Director, Nikolay Frolov. Nikolay Frolov resigned from the position of Director of our Company without disagreement.

Our Chief Executive Officer and President, Gary Easterwood, age 48, was appointed to the position of Director to fill an existing vacancy. Our Executive Vice President, Walter Speck, age 59, was appointed to the position of Director to fill an existing vacancy and elected as Chairman of the Board.

Mr. Speck commented “This is an exiting development for EVCARCO and its subsidiary The Third Stone Corporation. As officer and as Director, my position remains to provide the leadership this company has earned on our path to success.”